Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES THIRD

QUARTER FISCAL 2010 RESULTS AND

INTRODUCES FOURTH QUARTER GUIDANCE

FOOTHILL RANCH, CA, November 18, 2010 (BUSINESS WIRE) — The Wet Seal, Inc. (Nasdaq:WTSLA), a leading specialty retailer to young women, announced results for its fiscal third quarter ended October 30, 2010, and introduced guidance for the fourth quarter of fiscal 2010.

For the third quarter:

•	Net sales were $146.4 million compared to net sales of $141.5 million for the prior year third quarter.

•	Consolidated comparable store sales decreased 0.1%. Comparable store sales for Wet Seal increased 0.4% and for Arden B decreased 2.9%.

•	Consolidated e-commerce sales increased 24.4% over the prior year quarter.

•	Operating income was $5.1 million, or 3.5% of net sales, compared to $4.7 million, or 3.3% of net sales, in the prior year third quarter.

•

The current year and prior year quarters included $1.6 million and $0.3 million, respectively, in non-cash asset impairment charges. Excluding the impact of these charges, operating income would have been $6.7 million, or 4.5% of net sales, in the current year quarter, compared to $5.0 million, or 3.6% of net sales, in the prior year quarter.

•	The current year quarter included a $0.5 million non-cash income tax charge due to a decrease in deferred tax assets related to a tax method change elected upon filing the 2009 federal tax return.

•

Net income was $2.6 million, or $0.03 per diluted share, as compared to $4.5 million, or $0.04 per diluted share, in the prior year quarter. Excluding the effects of non-cash asset impairment charges and the non-cash charge to decrease deferred tax assets, net income was $4.0 million, or $0.04 per diluted share. Excluding the effects of non-cash asset impairment charges, and presented on a fully-taxed basis, similarly to the third quarter fiscal 2010 presentation, third quarter fiscal 2009 earnings would have been approximately $3.0 million, or $0.03 per diluted share.

Ed Thomas, the Company’s president and chief executive officer, commented, “We were pleased to exceed our initial earnings expectations for the third quarter. Through essentially flat comparable store sales, continuing year-over-year merchandise margin improvement and disciplined cost management, we continued to generate positive earnings results in spite of the difficult retail environment.

“We are also pleased with the execution of our store growth plan. We opened twelve new Wet Seal stores and three new Arden B stores in the third quarter, and we remain positioned for accelerated growth in fiscal 2011. We also are very encouraged by the initial results of additional inventory and marketing investments we’ve made in our e-commerce business.”

Mr. Thomas concluded, “Our inventories in both operating divisions were well-positioned at the end of the quarter. In November month-to-date, our consolidated comparable store sales are positive, which we hope bodes well for the upcoming holiday selling period.”

As of quarter-end, the Company’s inventory per square foot declined 5% versus the prior year quarter, with Wet Seal down 5% and Arden B up less than 1%.

The Company generated cash flows from operations of $13.7 million during the third quarter, and ended the quarter with $166.9 million of cash, cash equivalents and investments, and no long-term debt.

Capital Expenditures and Depreciation

During the third quarter, the Company incurred capital expenditures of $10.7 million, of which $9.5 million was for construction of new stores and remodels of existing stores. The Company recognized tenant improvement allowances of $2.3 million associated primarily with new store construction, resulting in net capital expenditures for the quarter of $8.4 million.

Depreciation in the third quarter totaled $4.3 million as compared to $3.9 million in the prior year third quarter.

Capital Transactions and Stock Repurchase Program

During the quarter, there were no warrants exercised for the Company’s Class A common stock. On November 3, 2010, all of the Company’s remaining Series E Warrants expired unexercised. As a result, no warrants to acquire the Company’s Class A common stock remain outstanding.

The Company announced on September 7, 2010, that its Board of Directors authorized it to repurchase shares of its Class A common stock for an aggregate purchase price up to $25 million. Under this repurchase program, during the third quarter the Company repurchased 882,300 shares of its Class A common stock at an average price of $3.39 per share, for a total cost, including commissions, of $3.0 million.

Income Taxes

During the third quarter, the Company determined it previously had interpreted federal tax rules incorrectly pertaining to expiration of charitable contribution carry forwards available to offset future taxable income. The Company also identified certain other minor errors in its deferred income taxes. As a result, the Company had overstated its net deferred tax assets by approximately $6.6 million as of the end of fiscal 2009. The Company adjusted deferred tax assets and stockholders’ equity on its condensed consolidated balance sheets as of October 30, 2010, and January 30, 2010, to correct this overstatement. In future periods, presentation of the Company’s consolidated financial statements for fiscal 2009 and the first two quarters of fiscal 2010 will also reflect this correction.

During the third quarter, the Company elected a tax method change, upon filing the 2009 federal tax return, that resulted in the reduction of deferred tax assets related to its charitable contribution carry-forwards of $0.5 million. This decrease was recorded as a non-cash deferred income tax charge and increased the effective tax rate for the quarter.

Due to its expected utilization of federal and state net operating loss (“NOL”) carry forwards during fiscal 2010, the Company anticipates cash income taxes for the fiscal year will only be approximately 2% of pre-tax income, representing the portion of federal and state alternative minimum taxes that cannot be offset by NOLs. The difference between the effective income tax rate and the anticipated cash income taxes is recorded as a non-cash provision for deferred income taxes.

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable Financial Measures

Included within this press release are references to operating income, net income and earnings per diluted share before certain charges and benefits, which are measures not in compliance with accounting principles generally accepted in the United States of America, or “non-GAAP financial measures.” The following is a reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures for the 13 and 39 weeks ended October 30, 2010, and October 31, 2009 (in millions, except for earnings per diluted share):

	13 Weeks Ended October 30, 2010			13 Weeks Ended October 31, 2009
	Operating Income	Net Income	Earnings Per Diluted Share	Operating Income	Net Income	Earnings Per Diluted Share
Financial measure before certain credits/charges (non-GAAP)	$6.7	$4.0	$0.04	$5.0	$3.0	$0.03
Credits/(Charges):
Non-cash asset impairment charges, net of income taxes where applicable	(1.6)	(0.9)	(0.01)	(0.3)	(0.2)	—
Non-cash deferred income tax charge- tax method change	—	(0.5)	—	—	—	—
Adjustment to reflect provision for income taxes in accordance with GAAP	—	—	—	—	1.7	0.02

GAAP financial measure	$5.1	$2.6	$0.03	$4.7	$4.5	$0.04

	39 Weeks Ended October 30, 2010			39 Weeks Ended October 31, 2009
	Operating Income	Net Income	Earnings Per Diluted Share	Operating Income	Net Income	Earnings Per Diluted Share
Financial measure before certain credits/charges (non-GAAP)	$20.3	$12.2	$0.12	$13.9	$8.2	$0.08
Credits/(Charges):
Gift card/store credit breakage - change in estimate, net of income taxes	—	—	—	1.2	0.7	0.01
Non-cash asset impairment charges, net of income taxes where applicable	(2.7)	(1.6)	(0.02)	(1.9)	(1.1)	(0.01)
Interest charges upon conversion of Notes	—	(2.8)	(0.03)	—	—	—
Non-cash deferred income tax charge- tax method change	—	(0.5)	—	—	—	—
Adjustment to reflect provision for income taxes in accordance with GAAP	—	—	—	—	4.8	0.05

GAAP financial measure	$17.6	$7.3	$0.07	$13.2	$12.6	$0.12

In the second quarter of fiscal 2009, the Company determined, based upon updated historical redemption patterns, that the likelihood of redemption of unredeemed gift cards, gift certificates, and store credits greater than two years after their issuance is remote. As a result, the Company updated its breakage estimate and recorded a “breakage” benefit related to this change. Given the nature of this adjustment, such amount was larger than amounts the Company anticipates recording in future periods. Accordingly, management believes presenting financial information without the change in the “breakage” estimate for fiscal 2009 helps investors better understand comparative operating performance during that period.

From time to time, the Company determines the carrying value of certain of its long-lived assets is not supported by anticipated future cash flows and, as a result, must record non-cash charges to impair these assets. The timing and magnitude of these charges can be sporadic, thus significantly affecting the reported financial results of the fiscal quarter in which they are recorded. Given the unique nature and sporadic timing of these charges, the Company consistently presents these charges as a separate line item within quarterly results in its statements of operations and, similarly, believes the presentation of its historical financial information excluding these non-cash charges to be beneficial to its investors.

The complexity and volatility of the accounting and financial reporting for the Company’s Secured Convertible Notes (the “Notes”) has been a major focus of the Company’s management and investors. To help investors better understand the complexity of the accounting for the Notes, the Company provided significant disclosure in its Annual Report on Form 10-K for the fiscal year ended January 30, 2010. Management presents certain historic financial information that excludes non-cash charges for the ratable write-off of unamortized debt discounts and deferred financing costs when Notes are converted. Given the unique nature of these charges and their volatility, management believes that presenting financial information without these charges helps investors better understand the Company’s current operating performance. Management believes the magnitude of the charges when conversions occur can impact investors’ understanding of the Company’s business results in such periods. Explicit disclosure of these impacts provides meaningful information to investors.

See the discussion within the “Income Taxes” section found elsewhere in this earnings release for more information regarding the Company’s adjustment of its deferred tax assets in the third quarter of fiscal 2010.

As a result of reversing its deferred tax asset valuation allowance at the end of fiscal 2009, the Company now records a provision for income taxes approximating statutory rates. During 2009, when it still maintained a 100% valuation allowance, the Company recorded a provision for income taxes equal only to its cash income taxes payable. Management believes the accounting change with respect to the valuation allowance can impact investors’ understanding of the earnings performance trend of the Company. Presenting the financial results of the Company on a like basis for income taxes, whereby both periods reflect full taxation, provides meaningful information to investors.

Fourth Quarter Fiscal 2010 Guidance

For the fourth quarter of fiscal 2010, earnings are estimated in the range of $0.03 to $0.05 per diluted share. The guidance is based on the following major assumptions:

•	Total net sales between $158 million and $163 million versus $151.0 million in the fourth quarter of fiscal 2009.

•	Comparable store sales ranging from a decline of 3% to an increase of 1% versus a 4.5% decrease in the prior year fourth quarter.

•	Gross margin rate between 28.9% and 30.6% of net sales versus 31.4% in the prior year fourth quarter.

•	SG&A expense between 25.1% and 25.5% of net sales versus 24.7% in the prior year fourth quarter.

•

Operating income between $5.4 million and $8.9 million versus operating income of $9.6 million in the prior year fourth quarter. Operating income in the current year fourth quarter includes a $0.6 million charge associated with a transition agreement with the Company’s interim president and chief executive officer and the prior year fourth quarter included $0.5 million in non-cash asset impairment charges.

•	Interest income of less than $0.1 million versus interest expense of $0.2 million in the prior year fourth quarter.

•

Income tax expense of between $2.2 million and $3.6 million versus income tax benefit of $71.3 million in the prior year fourth quarter. The prior year fourth quarter included a non-cash tax benefit to reverse a deferred tax asset valuation allowance of $71.3 million.

•	Net store openings of 7 stores at Wet Seal and 6 stores at Arden B.

For all of fiscal 2010, the Company now expects to have 27 net Wet Seal store openings and 4 net Arden B store openings. The Company forecasts fiscal 2010 net capital expenditures will be approximately $29 million to $30 million, of which approximately $18 million to $19 million will be for construction of new stores or remodeling of existing stores upon lease renewals and/or store relocations.

The Company also forecasts that, for all of fiscal 2010, cash flows from operations less capital expenditures, or free cash flow, will be approximately $10 million to $13 million.

The Company will host a conference call and question and answer session at 1:30 p.m. Pacific Time today. To participate in the conference call, please dial 877-741-4240 and provide ID number 5241190. A broadcast of the call will also be available on the Company’s website, www.wetsealinc.com. A replay of the call will be available through November 25, 2010. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of October 30, 2010, the Company operated a total of 522 stores in 47 states, the District of Columbia and Puerto Rico, including 444 Wet Seal stores and 78 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s guidance for its fourth quarter and full year of fiscal 2010, the quality of the Company’s inventory positions, or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Exhibit A

The Wet Seal, Inc.

Condensed Consolidated Balance Sheets

(000’s Omitted)

(Unaudited)

	October 30, 2010	January 30, 2010	October 31, 2009

ASSETS
Cash and cash equivalents	$115,617	$161,693	$144,161
Short-term investments	25,350	—	—
Other receivables	2,140	479	389
Merchandise inventories	40,687	29,159	39,761
Prepaid expenses	12,195	10,939	11,087
Deferred taxes	19,600	19,600	—

Total current assets	215,589	221,870	195,398
Net equipment and leasehold improvements	91,824	78,063	81,594
Long-term investments	25,919	—	—
Deferred taxes	37,891	45,153	—
Other assets	2,581	2,584	2,588

Total assets	$373,804	$347,670	$279,580

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable – merchandise	$26,158	$14,588	$19,445
Accounts payable – other	17,320	9,480	12,713
Income taxes payable	—	47	200
Accrued liabilities	22,211	24,918	23,044
Current portion of deferred rent	3,297	2,735	2,886

Total current liabilities	68,986	51,768	58,288
Secured convertible notes	—	3,540	3,310
Deferred rent	30,656	28,827	29,123
Other long-term liabilities	1,677	1,785	1,700

Total liabilities	101,319	85,920	92,421
Convertible preferred stock	—	1,611	1,611
Total stockholders’ equity	272,485	260,139	185,548

Total liabilities and stockholders’ equity	$373,804	$347,670	$279,580

Exhibit A

(continued)

The Wet Seal, Inc.

Condensed Consolidated Statements of Operations

(000’s Omitted, Except Share Data)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Net sales	$146,401	$141,546	$415,704	$409,921
Gross margin	44,511	41,029	128,016	119,380
Selling, general & administrative expenses	37,851	35,995	107,652	104,289
Asset impairment	1,595	334	2,726	1,886

Operating income	5,065	4,700	17,638	13,205
Interest income (expense), net	57	(163)	(2,776)	(284)

Income before provision for income taxes	5,122	4,537	14,862	12,921
Provision for income taxes	2,561	23	7,544	275

Net income	$2,561	$4,514	$7,318	$12,646

Weighted average shares, basic	99,927,566	95,685,372	99,146,895	95,556,814
Net income per share, basic (1)	$0.03	$0.04	$0.07	$0.13
Weighted average shares, diluted	99,950,790	96,405,850	99,446,077	96,134,860
Net income per share, diluted (1)	$0.03	$0.04	$0.07	$0.12

(1)	On February 1, 2009, the Company adopted FASB Staff Position EITF 03-6-1, “Determining When Instruments Granted in Share-based Payment Transactions Are Participating Securities”, which requires the allocation of net income among common shareholders and participating security holders when computing earnings per share. As a result, the net income available to common shareholders used to calculate basic and diluted earnings per share, respectively, was $2,521, $2,521, $7,148 and $7,149 for the 13 and 39 weeks ended October 30, 2010, and $4,271, $4,272, $11,960 and $11,964 for the 13 and 39 weeks ended October 31, 2009.

Exhibit A (continued)

The Wet Seal, Inc.

Consolidated Statements of Cash Flows

(000’s Omitted)

(Unaudited)

	39 Weeks Ended
	October 30, 2010	October 31, 2009
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$7,318	$12,646

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,315	11,166
Amortization of premium on investments	67	—
Amortization of discount on secured convertible notes	2,083	451
Amortization of deferred financing costs	153	74
Amortization of stock payment in lieu of rent	73	73
Adjustment of derivatives to fair value	(20)	(40)
Interest added to principal of secured convertible notes	35	152
Asset impairment	2,726	1,886
Conversion inducement fee	700	—
Loss on disposal of equipment and leasehold improvements	565	172
Deferred income taxes	7,262	—
Stock-based compensation	1,426	1,148
Changes in operating assets and liabilities:
Other receivables	(1,734)	1,395
Merchandise inventories	(11,528)	(14,232)
Prepaid expenses and other assets	(1,409)	(487)
Other non-current assets	3	(849)
Accounts payable and accrued liabilities	9,702	7,182
Income taxes payable	(47)	(28)
Deferred rent	2,391	(1,420)
Other long-term liabilities	(100)	(100)

Net cash provided by operating activities	31,981	19,189

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and leasehold improvements	(22,366)	(17,584)
Investment in marketable securities	(51,263)	—

Net cash used in investing activities	(73,629)	(17,584)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	206	8
Conversion inducement fee	(700)	—
Repurchase of common stock	(8,205)	—
Proceeds from exercise of common stock warrants	4,271	484

Net cash (used in) provided by financing activities	(4,428)	492

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(46,076)	2,097
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	161,693	142,064

CASH AND CASH EQUIVALENTS, END OF PERIOD	$115,617	$144,161

Exhibit B

Segment Reporting (Unaudited)

The Company operates exclusively in the retail apparel industry in which it sells fashionable and contemporary apparel and accessories items, primarily through mall-based chains of retail stores, to female consumers with a young, active lifestyle. The Company has identified two operating segments (“Wet Seal” and “Arden B”) as defined by ASC 280- Segment Reporting. E-commerce operations for Wet Seal and Arden B are included in their respective operating segments. Information for the 13 and 39 weeks ended October 30, 2010, and October 31, 2009, for the two reportable segments is set forth below (in thousands, except store counts and sales per square foot):

Thirteen Weeks Ended October 30, 2010	Wet Seal	Arden B	Corporate	Total
Net sales	$125,475	$20,926	n/a	$146,401
% of total sales	86%	14%	n/a	100%
Comparable store sales % increase (decrease)	0.4%	(2.9)%	n/a	(0.1)%
Operating income (loss)	$12,509	$117	$(7,561)	$5,065
Interest income, net	$—	$—	$57	$57
Income (loss) before provision for income taxes	$12,509	$117	$(7,504)	$5,122
Depreciation	$3,732	$371	$224	$4,327
Number of stores as of period end	444	78	n/a	522
Sales per square foot	$68	$77	n/a	$69
Square footage as of period end	1,763	234	n/a	1,997

Thirteen Weeks Ended October 31, 2009	Wet Seal	Arden B	Corporate	Total
Net sales	$119,105	$22,441	n/a	$141,546
% of total sales	84%	16%	n/a	100%
Comparable store sales % (decrease) increase	(7.6)%	1.3%	n/a	(6.2)%
Operating income (loss)	$10,378	$1,444	$(7,122)	$4,700
Interest expense, net	$—	$—	$(163)	$(163)
Income (loss) before provision for income taxes	$10,378	$1,444	$(7,285)	$4,537
Depreciation	$3,266	$401	$229	$3,896
Number of stores as of period end	420	80	n/a	500
Sales per square foot	$68	$82	n/a	$70
Square footage as of period end	1,655	244	n/a	1,899

Thirty-Nine Weeks Ended October 30, 2010	Wet Seal	Arden B	Corporate	Total
Net sales	$348,260	$67,444	n/a	$415,704
% of total sales	84%	16%	n/a	100%
Comparable store sales % decrease	(0.8)%	(0.8)%	n/a	(0.8)%
Operating income (loss)	$33,054	$6,029	$(21,445)	$17,638
Interest expense, net	$—	$—	$(2,776)	$(2,776)
Income (loss) before provision for income taxes	$33,054	$6,029	$(24,221)	$14,862
Depreciation	$10,500	$1,111	$704	$12,315
Sales per square foot	$194	$249	n/a	$200

Thirty-Nine Weeks Ended October 31, 2009	Wet Seal	Arden B	Corporate	Total
Net sales	$338,987	$70,934	n/a	$409,921
% of total sales	83%	17%	n/a	100%
Comparable store sales % decrease	(9.2)%	(2.5)%	n/a	(8.1)%
Operating income (loss)	$26,315	$7,221	$(20,331)	$13,205
Interest expense, net	$—	$—	$(284)	$(284)
Income (loss) before provision for income taxes	$26,315	$7,221	$(20,615)	$12,921
Depreciation	$9,247	$1,233	$686	$11,166
Sales per square foot	$196	$251	n/a	$203

The “Corporate” column is presented to allow for reconciliation of store contribution amounts to consolidated operating income, interest income (expense), net, and income before provision for income taxes. Wet Seal and Arden B segment results include net sales, cost of sales, asset impairment and other direct store and field management expenses, with no allocation of corporate overhead or interest income and expense.

Wet Seal operating segment results during the 39 weeks ended October 31, 2009, include $0.8 million of additional net sales resulting from a change in estimated “breakage” for unredeemed gift cards, gift certificates and store credits remaining outstanding more than two years from their respective issuance dates, and during the 13 and 39 weeks ended October 30, 2010, and the 13 and 39 weeks ended October 31, 2009, includes $1.0 million, $2.1 million, $0.3 million and $1.8 million, respectively, of non-cash asset impairment charges.

Arden B operating segment results during the 39 weeks ended October 31, 2009, include $0.4 million of additional net sales resulting from a change in estimated “breakage” for unredeemed gift cards, gift certificates and store credits remaining outstanding more than two years from their respective issuance dates, and during the 13 and 39 weeks ended October 30, 2010, and the 13 and 39 weeks ended October 31, 2009, includes $0.6 million, $0.6 million, less than $0.1 million and less than $0.1 million, respectively, of non-cash asset impairment charges.

Corporate expenses during the 39 weeks ended October 30, 2010, include non-cash interest expense of $2.1 million as a result of accelerated write-off of remaining unamortized debt discount and deferred financing costs upon conversions of Secured Convertible Notes and $0.7 million of cash interest expense for a conversion inducement associated with conversions of Secured Convertible Notes and Convertible Preferred Stock.